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As filed with the Securities and Exchange Commission on May 1, 2017

Registration Statement No. 333-217126

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

KKR Real Estate Finance Trust Inc.
(Exact name of registrant as specified in its governing instruments)

9 West 57th Street, Suite 4200
New York, New York 10019
Tel: (212) 750-8300
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

KKR Real Estate Finance Manager LLC
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: General Counsel
Tel: (212) 750-8300
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: (212) 455-2000	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 W. 52nd Street New York, New York 10019 Tel: (212) 878-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share		Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)

Common stock, $0.01 par value per share	11,500,000	$21.50	(2)	$247,250,000	$28,657	(3)

(1)
Includes shares of common stock subject to the underwriters' option to purchase additional shares of common stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        KKR Real Estate Finance Trust Inc. is filing this Amendment No. 3 to its registration statement on Form S-11 (File No. 333-217126), as amended, solely to: (i) update information under Item 31 of Part II of the registration statement; (ii) file exhibits 1.1, 5.1, 10.23 and 23.1; and (iii) make conforming changes to Item 36(b) of Part II of the registration statement, the signature page and the exhibit index. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the registration statement, the exhibit index and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses and Issuance and Distribution.

        Set forth below are the fees and expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below are estimates, except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

SEC registration fee	$28,657
FINRA filing fee	37,588
Stock exchange listing fee	262,000
Legal fees and expenses	2,700,000
Printing and engraving expenses	300,000
Transfer agent's fees and expenses	8,000
Accounting fees and expenses	2,000,000
Miscellaneous	163,755

Total	$5,500,000

Item 32.    Sales to Special Parties.

        Not applicable.

Item 33.    Recent Sales of Unregistered Securities.

        From October 2014 through March 2016, we issued to an affiliate of KKR REFT Asset Holdings a total of 15,636,416 shares of our common stock and one share of our special voting preferred stock, each at a price of $20.00 per share, for gross proceeds of $312,728,340. No placement agent was involved in this private placement. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

        In January 2015, we issued 125 shares of our series A preferred stock to certain unaffiliated third parties as a price of $1,000.00 per share, for gross proceeds of $125,000. The placement agent for this offering was H&L Equities, LLC, an unaffiliated entity, which received a placement agent fee of $6,250 in connection with the placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. We intend to redeem all of the issued and outstanding series A preferred stock and reclassify such shares as shares of preferred stock without designation upon the completion of this offering.

        In March 2016, we completed a private placement offering of 13,870,000 shares of our common stock at a price of $20.00 per share, of which 587,500 shares were subscribed for by certain current and former employees of and consultants to KKR through a feeder vehicle, 4,365,000 shares were subscribed for by an affiliate of KKR REFT Asset Holdings and 8,917,500 shares were subscribed for by a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In May 2016, we issued 3,000,138 shares of our common stock to investors in the private placement completed in March 2016 at a price of $20.00 per share, for gross proceeds of $60,002,760. In June 2016, we issued an additional 21,838 shares of our common stock to these investors as a reimbursement settled in shares of our common stock pursuant to our stockholders agreement.

        In August 2016, we issued 5,500,000 shares of our common stock to investors in the private placement completed in March 2016 at a price of $20.00 per share, for gross proceeds of $110,000,000.

        In September 2016, we completed a private placement offering of 8,025,000 shares of our common stock at a price of $20.00 per share to a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In October 2016, we completed a private placement offering of 3,500,000 shares of our common stock at a price of $20.00 per share, which were subscribed for by an "accredited investor" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In November 2016, we completed a private placement offering of 872,500 shares of our common stock at a price of $20.00 per share to a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In February 2017, we issued 7,386,208 shares of our common stock to investors in the private placements completed during the year ended December 31, 2016 at a price of $20.00 per share, for gross proceeds of $147.7 million. We also issued one share of special non-voting preferred stock for $0.01 per share to the investor that subscribed for shares of our common stock in the October 2016 private placement to facilitate compliance by such investor with regulatory requirements applicable to such investor.

        On April 19, 2017, we issued 10,379,738 shares of our common stock to investors in the private placements completed during the year ended December 31, 2016 at a price of $20.00 per share, for gross proceeds of $207,594,760.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

        In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

        Furthermore, our officers and directors will be indemnified against specified liabilities by the underwriters, and the underwriters will be indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)    Financial Statements.    See page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

        (b)    Exhibits.    The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement among KKR Real Estate Finance Trust Inc. and the underwriters named therein

3.1	**	Form of Articles of Restatement of KKR Real Estate Finance Trust Inc.

3.2	**	Amended and Restated Bylaws of KKR Real Estate Finance Trust Inc.

5.1		Opinion of Venable LLP regarding validity of the shares being registered

8.1	**	Opinion of Hunton & Williams LLP regarding certain tax matters

10.1	**	Form of Third Amended and Restated Management Agreement between KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.2	**	Stockholders Agreement, dated as of March 29, 2016, among KKR Fund Holdings L.P., the stockholders party thereto, KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.3	**	First Amendment to the Stockholders Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.4	**	Second Amendment to the Stockholders Agreement, dated as of January 9, 2017, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.5	**	Registration Rights Agreement, dated as of March 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.6	**	First Amendment to the Registration Rights Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.7	**	Amended and Restated Investment Agreement, dated as of October 8, 2015, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Holdings L.P., SteepRock Capital II LLC and REFH SR Mezz LLC

10.8	**	Uncommitted Master Repurchase Agreement, dated as of October 15, 2015, between KREF Lending II LLC and JPMorgan Chase Bank, National Association

10.9	**	Guarantee Agreement, dated as of October 15, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of JPMorgan Chase Bank, National Association

10.10	**	Master Repurchase and Securities Contract, dated as of October 21, 2015, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.11	**	Amendment No. 1 to Master Repurchase and Securities Contract and Omnibus Amendment to Repurchase Documents, dated as of February 4, 2016, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.12	**	Amendment No. 2 to Master Repurchase and Securities Contract, Guarantee Agreement, Servicing Agreement and Custodial Agreement, dated as of September 9, 2016, among KREF Lending I LLC, Wells Fargo Bank, National Association, KKR Real Estate Finance Holdings, L.P. and Situs Asset Management LLC

10.13	**	Guarantee Agreement, dated as of October 21, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of Wells Fargo Bank, National Association

10.14	**	Master Repurchase Agreement, dated as of September 30, 2016, among KREF Lending III LLC, KREF Lending III TRS LLC and Goldman Sachs Bank USA

Exhibit Number		Exhibit Description
10.15	**	Limited Guaranty, dated as of September 30, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Goldman Sachs Bank USA

10.16	**	Master Repurchase and Securities Contract Agreement, dated as of December 6, 2016, between Morgan Stanley Bank, N.A. and KREF Lending IV LLC

10.17	**	Guaranty Agreement, dated as of December 6, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Morgan Stanley Bank, N.A.

10.18	**	Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan

10.19	**	Form of Director and Officer Indemnification Agreement

10.20	**	Amended and Restated Master Repurchase and Securities Contract, dated as of April 7, 2017, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.21	**	Amendment No. 3 to Guarantee Agreement, dated as of April 7, 2017, between Wells Fargo Bank, National Association and KKR Real Estate Finance Holdings L.P.

10.22	**	Form of Trademark License Agreement between Kohlberg Kravis Roberts & Co. L.P. and KKR Real Estate Finance Trust Inc.

10.23		Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Directors

21.1	**	Subsidiaries of KKR Real Estate Finance Trust Inc.

23.1		Consent of Venable LLP (included in Exhibit 5.1)

23.2	**	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

23.3	**	Consent of Deloitte & Touche LLP

23.4	**	Consent of Terrance R. Ahern to be named as a director nominee

23.5	**	Consent of R. Craig Blanchard to be named as a director nominee

23.6	**	Consent of Deborah H. McAneny to be named as a director nominee

23.7	**	Consent of Jonathan A. Langer to be named as a director nominee

24.1	**	Power of Attorney (included on signature pages to this registration statement)

**
Previously filed.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2017.

KKR REAL ESTATE FINANCE TRUST INC.
By:	/s/ CHRISTEN E.J. LEE
	Name:	Christen E.J. Lee
	Title:	Co-Chief Executive Officer and Co-President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature			Title	Date

/s/ CHRISTEN E.J. LEE Christen E.J. Lee			Co-Chief Executive Officer and Co-President (Principal Executive Officer)	May 1, 2017
* Matthew A. Salem			Co-Chief Executive Officer and Co-President (Principal Executive Officer)	May 1, 2017
* William B. Miller			Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 1, 2017
* Ralph F. Rosenberg			Director	May 1, 2017
* Todd A. Fisher			Director	May 1, 2017
*By:	/s/ CHRISTEN E.J. LEE
	Name:	Christen E.J. Lee
	Title:	Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1		Form of Underwriting Agreement among KKR Real Estate Finance Trust Inc. and the underwriters named therein

3.1	**	Form of Articles of Restatement of KKR Real Estate Finance Trust Inc.

3.2	**	Amended and Restated Bylaws of KKR Real Estate Finance Trust Inc.

5.1		Opinion of Venable LLP regarding validity of the shares being registered

8.1	**	Opinion of Hunton & Williams LLP regarding certain tax matters

10.1	**	Form of Third Amended and Restated Management Agreement between KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.2	**	Stockholders Agreement, dated as of March 29, 2016, among KKR Fund Holdings L.P., the stockholders party thereto, KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.3	**	First Amendment to the Stockholders Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.4	**	Second Amendment to the Stockholders Agreement, dated as of January 9, 2017, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.5	**	Registration Rights Agreement, dated as of March 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.6	**	First Amendment to the Registration Rights Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.7	**	Amended and Restated Investment Agreement, dated as of October 8, 2015, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Holdings L.P., SteepRock Capital II LLC and REFH SR Mezz LLC

10.8	**	Uncommitted Master Repurchase Agreement, dated as of October 15, 2015, between KREF Lending II LLC and JPMorgan Chase Bank, National Association

10.9	**	Guarantee Agreement, dated as of October 15, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of JPMorgan Chase Bank, National Association

10.10	**	Master Repurchase and Securities Contract, dated as of October 21, 2015, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.11	**	Amendment No. 1 to Master Repurchase and Securities Contract and Omnibus Amendment to Repurchase Documents, dated as of February 4, 2016, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.12	**	Amendment No. 2 to Master Repurchase and Securities Contract, Guarantee Agreement, Servicing Agreement and Custodial Agreement, dated as of September 9, 2016, among KREF Lending I LLC, Wells Fargo Bank, National Association, KKR Real Estate Finance Holdings, L.P., and Situs Asset Management LLC

Exhibit Number		Exhibit Description
10.13	**	Guarantee Agreement, dated as of October 21, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of Wells Fargo Bank, National Association

10.14	**	Master Repurchase Agreement, dated as of September 30, 2016, among KREF Lending III LLC, KREF Lending III TRS LLC and Goldman Sachs Bank USA

10.15	**	Limited Guaranty, dated as of September 30, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Goldman Sachs Bank USA

10.16	**	Master Repurchase and Securities Contract Agreement, dated as of December 6, 2016, between Morgan Stanley Bank, N.A. and KREF Lending IV LLC

10.17	**	Guaranty Agreement, dated as of December 6, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Morgan Stanley Bank, N.A.

10.18	**	Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan

10.19	**	Form of Director and Officer Indemnification Agreement

10.20	**	Amended and Restated Master Repurchase and Securities Contract, dated as of April 7, 2017, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.21	**	Amendment No. 3 to Guarantee Agreement, dated as of April 7, 2017, between Wells Fargo Bank, National Association and KKR Real Estate Finance Holdings L.P.

10.22	**	Form of Trademark License Agreement between Kohlberg Kravis Roberts & Co. L.P. and KKR Real Estate Finance Trust Inc.

10.23		Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Directors

21.1	**	Subsidiaries of KKR Real Estate Finance Trust Inc.

23.1		Consent of Venable LLP (included in Exhibit 5.1)

23.2	**	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

23.3	**	Consent of Deloitte & Touche LLP

23.4	**	Consent of Terrance R. Ahern to be named as a director nominee

23.5	**	Consent of R. Craig Blanchard to be named as a director nominee

23.6	**	Consent of Deborah H. McAneny to be named as a director nominee

23.7	**	Consent of Jonathan A. Langer to be named as a director nominee

24.1	**	Power of Attorney (included on signature pages to this registration statement)

**
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses and Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX